ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into, effective February 1, 2005 (the “Effective Date”), by and between BEAR PETROLEUM, INC., a Kansas corporation, hereafter called “Buyer,” and TENGASCO, INC., a Tennessee corporation, hereafter called “Seller.”

RECITALS

A.     Seller is the owner of oil and gas leases listed on attached Exhibit A (the Leases) and the property described in paragraph No. 1, all of which is hereafter called the Assets.

B.     Seller desires to sell all of its rights, title, and interest in and to the Assets to Buyer upon the terms and subject to the conditions contained herein.

C.     Buyer desires to purchase all of Seller’s rights, title, and interest in and to the Assets from Seller upon the terms and subject to the terms and conditions contained herein.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties’ execution of this Agreement, the Parties hereby agree that:

AGREEMENT

      1. Purchase and Sale of Assets.

        1.1 Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, all of Seller’s rights, title, and interest in and to the Leases, together with the rights incident thereto and the personal property thereon, appurtenant thereto or used in connection therewith, including, without limitation, surface equipment such as, but not limited to, pump jacks and compressors; and also, all of Seller’s interests in and to a gathering system (the “Gathering System”) consisting of 7 miles of 10 inch line, 7.5 miles of 8 inch line, 69 miles of 4 inch line, 2 miles of 2 inch line, together with all surface leases, and rights of way, pipelines, and rolling stock related thereto.

        1.2 No other assets or liabilities, unless specifically stated above and/or set forth in Exhibit A will be acquired. All other assets and liabilities will remain in the sole ownership and under the sole responsibility of the Seller. Specifically, Buyer shall not assume any amounts owed by Seller to any creditor or lienholder, provided however, that Buyer will assume royalties, overriding royalties, bonus payments, production payments, taxes, and the like accruing or arising after the date of Closing relating to the Assets being purchased hereunder. Seller shall be responsible for all royalties, overriding royalties, bonus payments, production payments, taxes and the like relating to the Assets and accruing or attributable to the period of time prior to the Closing.

        1.3 The term Gas Well or Gas Wells shall be interpreted in its broadest meaning, including without limitation any natural gas well, all surface and other equipment related thereto, the leases relating to or associated with the natural gas well, and the acreage and gas reserves attributable thereto.

        1.4 Seller acknowledges that it or its predecessor in title originally had leases on an additional 10,245 acres in Rush County, Kansas (the “Expired Acreage”), but represents and warrants that it no longer has any rights in and to such leases, Gas Wells, or gas rights. It is the intent of the parties hereto that all gas interests of Seller within Rush County, Kansas are being purchased and sold.

    2.        Purchase Price. As full consideration of the sale and transfer, assignment and delivery of the Assets by Seller to Buyer, Buyer agrees to pay to Seller an amount of Two Million Four Hundred thousand dollars ($2,400,000) (the “Purchase Price”). The Purchase Price shall be payable at the Closing. The parties hereby acknowledge that the Purchase Price has been determined after fair arms’ length negotiations.

    3.        Sales and Use Tax. Buyer shall pay all sales and use taxes, if any, relating to the State of Kansas arising out of the transfer of the Assets. Buyer shall not be responsible for any business, occupation, withholding or similar tax or any taxes of any kind relating to any period before the closing. Seller shall pay all sales and use taxes, if any, applicable to the sale in the State of Tennessee or any state other than Kansas.

    4.        Existing Debts. All existing debts attributable to Assets remain the obligation and responsibility of the Seller and shall not be acquired or assumed by the Buyer. Surface damage relating to the Gathering System occurring prior to the Closing shall be the sole responsibility of Seller, together with temporary abandonment payments including shut-in, deferral payments, delay rental payments accruing or arising prior to the Closing. Seller hereby agrees to indemnify Buyer from and against all costs, claims, damages, or liability with respect to all debts of Seller not assumed by Buyer.

    5.        Title. Title to the assets shall be provided free and clear of any lien or encumbrance. Seller shall furnish to Buyer any and all title evidence in Seller’s possession as soon as is practicable after execution of this Agreement. In the event Buyer elects to obtain updated title opinions or other evidence of title, such title opinions or other evidence of title shall be at Buyer’s sole expense.

    6.        Representations and Warranties of Seller. Seller hereby represents, warrants, and agrees that:

    a.        Seller owns, is in possession of, and/or otherwise has the right to transfer to Buyer and has the authority to dispose of, sell to Buyer, and deliver its rights, title, and interest in and to the Assets, including without limitation its rights to all Gas, Processing Rights, Leases (including surface and sub-surface leases). Grants of Right of Way, the Wells, the Gathering System, and the Equipment. Each of the Leases is in full force and effect and enforceable in accordance with its terms.

    b.        To the best of Seller’s knowledge, none of the information provided by Seller to Buyer in connection with the Leases, the Gas, Processing Rights and Plant Products, any Well or this agreement contains any untrue statement of a material fact or omits any material fact necessary to make such information not misleading.

    c.        The execution and delivery of this Agreement and the performance of the transactions contemplated hereby will not result in a breach of or constitute a default under any lease, license or other agreement to which it is a party bound, or by which any of the Assets may be bound or affected, or violate any order, writ, injunction or decree of any court or administrative agency.

    d.        On and after the execution and closing, this Agreement will be a valid and binding obligation of the Seller enforceable in accordance with its terms.

    e.        Except for those obligations assumed by Buyer hereunder, and those ownership interests or rights disclosed in Exhibit “A” relating to the Assets, the Seller has good and marketable title to the Assets free and clear of all liens, claims, security interests, encumbrances, restrictions or other charges of any kind, and that the NRI figures shown on Exhibit A are correct. Except as stated above, no other person, firm, or corporation owns or has any interest in the said Assets, or any part thereof, and at the closing the Buyer will acquire good, valid, and marketable title to all of said assets free and clear of all liens, claims, security interests, encumbrances, restrictions, or other charges of any kind.

    f.        All persons, firms, corporations, material men, suppliers, and subcontractors who have furnished services, labor or materials, for the construction, repair or operation of the Property have been paid in full; no claims have been made, nor is any suit or claim now pending against the Assets on behalf of any contractor, subcontractor, laborer, supplier, or material man; and no security agreements, financing statements, leases, or installment sales contracts have been given or are now outstanding on or against any of the property comprising the Assets and any materials, fixtures, tools, equipment, furnishings, placed upon or installed property relating to the Assets.

    g.        With the exception of current ad valorem taxes not yet due and payable, all taxes and other assessments relating to the Assets have been paid.

    h.        To the Seller’s knowledge, there exists no violation of any law, rule, order, or regulation of any governmental body with jurisdiction over the Assets or Seller’s operations of the Assets.

    i.        That the purchasers of production from the Assets are paying to Seller, without suspense, not less than the Net Revenue Interest set forth in Exhibit A.

    j.        That the Seller is not a party to any agreement, whether written or oral, which in any manner restricts their right to enter into this Agreement and to carry out the terms and conditions hereof.

    k.        The Seller has in all material respects performed all obligations required to be performed by it under all leases, contracts, agreements, and other commitments to which it is a party and are not in material default of any of them.

    1.        That the Seller has no knowledge of any pending or threatened litigation against it or proceedings before any administrative or licensing authority which in any manner may materially affect the value or title to the Assets to be sold hereunder.

    m.        In the event any legal or monetary claims arise against the Assets purchased that allegedly arose or are attributable to the time prior to the Closing, the Seller will remain solely liable for such and Seller hereby agrees to indemnify, hold harmless, and defend Buyer, against all such claims and against all costs, damages, liability, and expense, including without limitation attorney’s fees and defense costs.

    n.        To Seller’s knowledge, they have complied and are in compliance with all laws, ordinances, requirements, regulations, decrees and orders applicable in any material respect to the Assets and have not received any notice of noncompliance.

    o.        All authorizations, approvals, consents, and waivers necessary to enable Seller to sell the Assets to Buyer have been obtained from the appropriate parties (including, but not limited to, governmental agencies) and Seller shall use its best efforts, and Buyer shall cooperate with Seller in its efforts and Seller will cooperate with Buyer, to obtain promptly such authorizations, approvals, consents, and waivers necessary or reasonably prudent to enable Buyer to operate the assets substantially similar to the manner in which they were operated prior to the Effective Date of this Agreement.

    7.        Seller’s Obligations Before Closing. Seller covenants that from the date of this Agreement until the Closing Date:

    a.        Access and Information. Buyer and its counsel, accountants and other representatives shall have full access during normal business hours to all properties, books, accounts, records and documents of or relating to the Assets. Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Assets, finances, and properties of Seller that may reasonably be requested. Buyer agrees that if for any reason the transaction contemplated hereby shall not he consummated, it will hold in confidence all information it may have learned or obtained concerning the Seller’s business and return to Seller all books, records, documents, and other written information obtained by it in the course of any investigation hereunder.

    b.        Normal Course of Business. Seller will carry on its business and activities related to the Assets diligently and in substantially the same manner as it previously has been carried out, and shall not make or institute any unusual or novel methods of sales, management or operations that will vary materially from those methods used by Seller as of date of this Agreement.

8. Conditions Precedent to Buyer’s Performance.

        The obligations of Buyer to purchase the Assets and the business under this Agreement are subject to the satisfaction, at or before the closing, of all of the conditions set out below in this Paragraph. Buyer may waive any or all of these conditions in whole or in part without prior notice.

    a.        Accuracy. All representations and warranties by Seller contained in this Agreement or in any written statement delivered to Buyer under this Agreement shall be materially true on and as of the Closing Date as though made on that date.

    b.        Performance. Seller shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

    c.        No Adverse Change. There shall not have been any materially adverse change relating to the Assets; provided, however, that no change in the value of the Assets caused by any change in natural gas prices shall be considered a materially adverse change relating to the Assets for purposes of this provision.

    d.        Litigation. No action, suit or proceeding for any court or governmental body or authority, pertaining to the transaction contemplated by this Agreement or its consummation, shall have been instituted or threatened on or before the Closing Date.

    e.        Approval of Documents. The form and substance of all certificates, instruments and other documents delivered by Seller to Buyer under this Agreement or reasonably required to accomplish the intent of this Agreement shall be reasonably satisfactory to Buyer and its counsel.

    9.        Conditions Precedent to Seller’s Performance.

        The obligations of Seller to sell the Assets and the business under this Agreement are subject to the satisfaction, at or before the closing, of all of the conditions set out below in this Paragraph. Seller may waive any or all of these conditions in whole or in part without prior notice.

    a.        Accuracy. Any representations and warranties by Buyer contained in this Agreement or in any written statement delivered to Seller under this Agreement shall be materially true on and as of the Closing Date as though made on that date.

    b.        Performance. Buyer shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

    c.        Release of Lien. Seller shall have obtained a release of all mortgages and security interests encumbering the Assets.

    d.        Litigation. No court or governmental order pertaining to the transaction contemplated by this Agreement or its consummation, shall exist which would restrict, prohibit, or prevent the consummation of the Purchase and Sale.

    e.        Approval of Documents. The form and substance of all certificates, instruments and other documents to be delivered by Seller to Buyer under this Agreement or reasonably required to accomplish the intent of this Agreement shall be reasonably satisfactory to Seller and its counsel.

    10.        Closing. The transfer of the Assets by Seller to Buyer (the “Closing”) shall take place at Commerce Bank, El Dorado, Kansas, at 11:00 a.m. on March 4, 2005, or at such earlier time and place as the parties may agree to in writing (the “Closing Date”). The transfer of the Assets shall be deemed effective as February 1, 2005. All ad valorem property taxes and any other taxes assessed against the Assets for tax years prior to 2005 shall be paid by Seller prior to or concurrent with the Closing. As soon as the taxes for 2005 are received. Buyer shall furnish Seller a copy thereof and Seller shall pay Buyer 1/12th thereof. The proceeds of all gas produced from the Assets prior to 12:01 a.m., on the effective date shall be the property of Seller, and the proceeds of all gas produced from the Assets after such date and time shall be the property of Buyer. Seller shall pay all operating expenses, through and including March 31, 2005.

    11.        Seller’s Delivery. At the Closing, Seller shall deliver to Buyer the following instruments in form and substance satisfactory to Buyer and its counsel against the delivery of the items specified from Buyer. :

    a.        Any assignments and applicable Bill(s) of Sale of the Assets.

    b.        Any authorization, approval or waiver which shall be required from any governmental agency in order to permit the sale and transfer of the Assets to be made to the Buyer free and clear of any liens for unpaid taxes or required for any other purpose in order to permit the Buyer to acquire title to said Assets free and clear of liens and encumbrances of any kind and to use the same in further of its business purposes except as otherwise expressly assumed by Buyer hereunder.

    c.        Such other instruments and documents of conveyance and assignment as may be reasonably necessary to transfer title to the assets to be acquired hereunder to the Buyer and to carry out the intent hereof.

    d.        All books, records, files, and other documents related to the Assets which may be reasonably required by Buyer.

    e.        Such other instruments and documents as may be reasonably necessary to carry out the purposes hereof.

    12.        Buyer’s Delivery. At the Closing, Buyer shall deliver to Seller the following instruments in form and substance satisfactory to Seller against the delivery of the items specified for Seller above.

    a.        Buyer’s cashier’s check or bank wire transfer in that amount of the cash Purchase less any earnest money amount paid as provided in Section 9 above.

    b.        Such other instruments and documents as may be reasonably necessary to carry out the purposes hereof.

    13.        Continuing Obligations of Seller.

    a.        Further Documents. At any time and from time to time hereafter, Seller shall, at the request of Buyer and without further consideration, execute and deliver any further instrument or documents and take all such further action as Buyer may reasonably request in order to more effectively transfer to and vest in Buyer full and complete title to the Assets and in order to assist Buyer in exercising its rights with respect thereto or performing its obligations with respect to this Agreement.

    b.        Survival of Representations and Warranties. All representations and warranties of Seller contained herein and remedies for failure to perform any obligation, agreement, covenant, or provision to be performed by Seller hereunder shall survive the execution and delivery of this Agreement and shall continue in full force and effect regardless of any investigation or inquiry made by Buyer.

    c.        Costs and Expenses. From and after the Closing Date, Seller shall pay all costs and expenses necessary for the operation of the Assets arising or accruing prior to the Closing Date.

    14.        Continuing Obligations of Buyer.

    a.        Further Documents. At any time and from time to time hereafter, Buyer shall, at the request of Seller and without further consideration, execute and deliver any further instrument or documents and take all such further action as Seller may reasonably request in order to more effectively transfer to and vest in Buyer full and complete title to the Assets and in order to assist Seller in exercising its rights with respect thereto or performing its obligations with respect to this Agreement.

    b.        Survival of Representations and Warranties. All representations and warranties of Buyer contained herein and remedies for failure to perform any obligation, agreement, covenant or provision to be performed by Buyer hereunder shall survive the execution and delivery of this Agreement and shall continue in full force and effect regardless of any investigation or inquiry made by Seller.

    c.        Costs and Expenses. From and after the Closing Date, Buyer shall pay all costs and expenses necessary for the operation of the Assets after the Closing Date.

    15.        Indemnification.

    a.        Agreement of Seller to Indemnify. Seller will protect, defend, indemnify and hold harmless Buyer from and against (i) any and all liabilities, obligations, debts, or commitments of Seller or related to the Assets arising before the Closing Date and not expressly assumed by Buyer hereunder, (ii) investor lawsuits, and (iii) any and all demands, claims, recoveries, obligations, losses, damages, deficiencies and liabilities and all related costs, expenses (including reasonable attorneys’ fees), interest and penalties which Buyer shall incur or suffer which arise, result from or relate to (a) the breach of, or failure to perform or satisfy, any of the representations, warranties, covenants or agreements made by Seller in or under this Agreement, (b) any action, suit, proceeding (administrative or otherwise), claim, arbitration or investigation (including costs and expenses sustained in connection therewith) pending, threatened against or affecting the Assets or Seller’s business as transacted prior to or as of the Closing Date in any court or before any governmental agency or instrumentality based upon or arising from any act, event or transaction involving, or any action taken by, Seller which occurred, existed or was taken or may be alleged to have occurred, existed or have been taken, on or before the Closing Date.

    b.        Notice to and Right to Defend. Buyer shall give Seller and Seller shall give Buyer, prompt notice of the assertion or commencement of any action, suit, claim, proceeding, arbitration or investigation, and shall give said party receiving notice a reasonable opportunity to defend same at its own expense and with counsel of its own selection (who shall be approved by the party giving notice, which approval shall not be unreasonably withheld); provided that the party giving notice shall at all times also have the right to fully participate in the defense, at its own expense. If the party receiving notice, within a reasonable time after said notice, shall fail to defend, the party giving notice shall have the right but not the obligation to undertake the defense of and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf of, for the account of and at the risk and expense of the party receiving notice. If the claim is one that cannot by its nature be defended solely by the party receiving notice, the party giving notice shall make available all information and assistance that the party receiving notice may reasonably request; provided that any associated expenses shall be paid by the party responsible for the indemnity of the other pursuant to paragraphs a and b above.

    c.        Agreement of Buyer to Indemnify. Buyer will protect, defend, indemnify and hold harmless Seller from and against (i) any and all liabilities, obligations, debts, or commitments of Buyer or related to the Assets arising after the Closing, (ii) investor lawsuits instituted by investors of Buyer, and (iii) any and all demands, claims, recoveries, obligations, losses, damages, deficiencies and liabilities and all related costs, expenses (including reasonable attorneys’ fees), interest and penalties which Seller shall incur or suffer which arise, result from or relate to (a) the breach of, or failure to perform or satisfy, any of the representations, warranties, covenants or agreements made by Buyer in or under this Agreement, (b) any action, suit, proceeding (administrative or otherwise), claim, arbitration or investigation (including costs and expenses sustained in connection therewith) pending, threatened against or affecting the Assets or Buyer’s business as transacted after the Closing Date in any court or before any-governmental agency or instrumentality based upon or arising from any act, event or transaction involving, or any action taken by Buyer which occurred after the Closing Date.

    16.        Publicity. Prior to the Closing, all notices by Seller or Buyer to third parties and all other publicity or releases issued hereupon concerning this Agreement and the transactions contemplated hereby shall be approved by Buyer and Seller prior to release or other dissemination by Seller or Buyer.

    17.        Expenses. Buyer and Seller shall pay their own costs and expenses in connection with the Agreement and transaction contemplated hereby. Seller owes a finder’s fee to a third party as a result of the transaction contemplated hereby. Such finder’s fee will be paid by Seller.

    18.        Notices. All notices, requests, instructions or documents hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the addresses set forth above. Any party may change the address to which notices are to be sent to it by giving ten (10) days’ written notice of such change of address to the other parties in the manner above provided for giving notice. Notices will be considered delivered on the date of actual delivery.

    19.        Attorney’s Fees and Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute. breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party or parties shall be entitled to recover actual reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled.

    20.        Complete Agreement. This Agreement, together with the Exhibits hereto and the documents to be signed and delivered at the Closing contains the entire agreement of the parties with respect to the transactions contemplated hereby and may be amended, modified or supplemented only by a written instrument duly signed by the party against which such amendment, modification or supplement is sought to be enforced.

    21.        Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions may be determined to be unenforceable, in whole or in part, the remaining provisions, and any partial unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable,

    22.        Governing Law. This Agreement shall be construed in accordance with the laws of the State of Kansas.

    23.        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Buyer and its successors and assigns and shall also be binding upon and shall inure to the benefit of Seller and its successors and assigns.

    24.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, which shall be deemed to constitute one and the same instrument.

    25.        Headings. The subject headings of the sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any term or provisions hereof.

26.     Parties Benefited. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action against any party to this Agreement.

27.     Agreement Negotiated. The parties thereto have been represented by counsel of their own choosing throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe that the presumptions relating to the interpretation of contracts against the drafter or any particular clause should be applied in this case aid therefore waive such.

28.     Authority to Enter Into Agreement. Each party, represents and warrants that it has the requisite authority to enter into and consummate this transaction and that they have complied with all laws, ordinances, rules and regulations governing them or this transaction, including without limitation that all necessary, appropriate and reasonably prudent board of director, shareholder, management, and member approval has been duly and properly obtained. Each of the signatories below hereby personally represent and warrant that they have the proper and duly authorized authority to act for and in behalf of their respective entities to enter into this Agreement and to consummate this transaction as contemplated herein, including without limitation, that all corporate or company formalities and requirements necessary to establish such authority have been complied with.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto, on this 4th day of March 5, 2005, effective as of the date first above written.

Tengasco,Inc. By: s/ Jeffrey R.Bailey Jeffrey R. Bailey, President
Bear Petroleum, Inc. By: s/ Richard A. Schremmer Richard A. Schremmer, President